UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On March 28, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, acquired from certain affiliates of Thomas Properties Group, Inc. three office properties containing a total of 517,974 rentable square feet located on approximately 32.4 acres of land in Austin, Texas (the “Austin Suburban Portfolio”). The sellers are not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor.
The purchase price of the Austin Suburban Portfolio was approximately $76.0 million plus closing costs. The Company funded the acquisition of the Austin Suburban Portfolio with proceeds from its initial public offering, but may later place mortgage debt on the property.
The three office properties in the Austin Suburban Portfolio were built in 1985, 1986 and 2000, respectively, and are currently 75% leased to 54 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), for the tenants of the Austin Suburban Portfolio, respectively, is approximately $4.6 million. The current weighted-average remaining lease term for the tenants is approximately 3.0 years and the current weighted-average annual rental rate over the remaining lease term is $14.01 per square foot.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(a) Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before June 13, 2013, by amendment to this Form 8-K.
(b) Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: April 1, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer